UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 1, 2006

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Westmoreland Coal Company today entered into an agreement with one of the largest holders of its outstanding Depositary Shares (each Depositary Share represents one-quarter of one share of Series A Convertible Exchangeable Preferred Stock). Under the agreement, the Company will exchange Common Stock for 16,000 Depositary Shares at an exchange ratio of 1.8691 shares of Common Stock for each Depositary Share. The terms of the Series A Preferred Stock provide that the holders may convert the Preferred Stock into shares of Common Stock at any time at a conversion ratio that is the equivalent of 1.708 shares of Common Stock for each Depositary Share. In this instance, the Company accepted an offer from the holder for an exchange at a ratio that is higher than the stated conversion ratio. This benefits the Company because there will be no payment of accumulated, unpaid dividends in arrears related to the Depositary Shares exchanged, whereas the Company would be required to pay the dividend in arrears if it redeemed the Depositary Shares. The transaction also reduces the number of outstanding Depositary Shares, thereby eliminating the associated future dividend obligation. For these reasons, the Company believes the exchange is in the best interests of the Company’s shareholders. There are 820,333 Depositary Shares outstanding, including the 16,000 Depositary Shares covered by the agreement and including the 44,900 Depositary Shares covered under a separate agreement reached with another investor on April 28, 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: May 1, 2006	By: /s/ Roger D. Wiegley
Roger D. Wiegley
General Counsel and Secretary
(A Duly Authorized Officer)